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Exhibit 11.1

                               CIENA CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE



                                                    Year Ended
                                            October 31,      October 31,
                                               1996             1997
                                           ------------     ------------
Net income ...........................     $ 14,718,000     $112,945,000
                                           ============     ============

Weighted average shares of common
    stock outstanding ................       12,840,000       94,890,000

Weighted average effect of common
    stock equivalents ................       80,352,000        8,408,000

Staff Accounting Bulletin No. 83
    issuances and grants:

Common shares issued within one
    year of initial filing ...........          352,000          467,000

Common stock equivalents issued within
    one year of initial filing .......        5,567,000                -

                                           ------------     ------------
                                             99,111,000      103,765,000
                                           ============     ============

Pro forma net income per common
   and common equivalent share .......     $       0.15     $       1.09
                                           ============     ============





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